Exhibit 99.1

press release February 10, 2025

Radian Appoints Seasoned Reinsurance Executive

Jed Rhoads to Board of Directors

WAYNE, Pa., February 10, 2025 — Radian Group Inc. (NYSE: RDN) today announced that Jed Rhoads has been appointed to serve on its Board of Directors. Rhoads is a seasoned reinsurance executive, with more than 40 years of experience, including most recently a decade in senior executive roles at Markel Group Inc. He also served as Chairman of the Reinsurance Association of America.

“We are thrilled to welcome Jed to the Radian Board of Directors,” said Radian Non-Executive Board Chairman Howard B. Culang. “Jed’s vast experience in leading reinsurance operations around the world will add even more insight to the broad perspectives we value on the Radian Board. His long career assessing and managing risk makes him an ideal addition to the Board and we look forward to working with him.”

“Jed comes with tremendous experience and a variety of skills that align with Radian’s core business and strategic goals,” said Radian Chief Executive Officer Rick Thornberry. “At Radian, our Board is focused on guiding and empowering a team that transforms risk into opportunity, and Jed is extremely well suited to help us do that.”

About Jed Rhoads

Jed Rhoads, 66, served from 2013 until 2022, when he retired, as President and Chief Underwriting Officer for the Global Reinsurance Division at Markel Group Inc., a financial holding company that markets and underwrites specialty insurance products. In his role, he was responsible for Markel’s global reinsurance business, which wrote more than 25 lines of reinsurance including mortgage, directors and officers liability, general liability, property catastrophe, surety, marine, aviation, energy, cargo and more.

In 2013, Markel acquired Alterra Capital Holdings Limited, where Rhoads held a senior executive role. Rhoads also held senior positions at Harbor Point Re Bermuda and Chubb Re Bermuda, predecessor operations to Markel Global Re. Rhoads was Executive Vice President of Reinsurance and Chief Underwriting Officer for Overseas Partners Limited and was a principal and underwriter for Stockton Reinsurance Bermuda. Prior to that, he served as Executive Vice President of Sedgwick Re. Rhoads began his reinsurance career as an underwriter at Kemper Reinsurance Company in Long Grove, IL. He graduated with a BA from Beloit College, Beloit, WI, where he was a Kemper Scholar.

press release February 10, 2025

About Radian

Radian is a catalyst for homeownership that transforms risk into opportunity through services and technologies that empower housing and capital market participants to act with confidence. The Radian family of companies is shaping the future of mortgage and real estate services through products and services that include industry-leading mortgage insurance and a comprehensive suite of mortgage, risk, real estate, and title services. Visit radian.com to see how we’re creating possibilities for a place to call home.

For Investors:

Dan Kobell - Phone: 215.231.1113

email: daniel.kobell@radian.com

For the Media:

Rashi Iyer - Phone 215.231.1167

email: rashi.iyer@radian.com